EXHIBIT 10.2

Sarepta Therapeutics, Inc.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) between Sarepta Therapeutics, Inc., a Delaware corporation (the “Company”), and Dr. Gilmore N. O’Neill (the “Executive”), effective as of June 7, 2018 (the “Effective Date”), subject to and conditioned upon the Executive’s commencement of employment with the Company on such date.

W I T N E S S E T H

WHEREAS, the Company desires to employ Executive as a Senior Vice President and the Chief Medical Officer of the Company; and

WHEREAS, the Company and Executive desire to enter into this Agreement and the Change in Control Severance Agreement dated as of May 23, 2018 (“CIC Severance Agreement”) to memorialize the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), Executive shall serve as Senior Vice President and Chief Medical Officer of the Company. In this capacity, Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly-sized companies, and such other duties, authorities and responsibilities as the Chief Executive Officer shall designate from time to time that are not inconsistent with Executive’s position as the Chief Medical Officer of the Company. Executive shall report to the Chief Executive Officer of the Company.

(b) During the Employment Term, Executive shall devote all of Executive’s business time, energy and skill and the Executive’s efforts to the performance of Executive’s duties with the Company hereunder, provided that the foregoing shall not prevent Executive from (i) serving on one or more non-profit organization boards of directors, subject to informing and consulting with the Chief Executive Officer; (ii) one or more for-profit company boards of directors, subject to the prior written approval of the Board; (iii) participating in charitable, civic, educational, professional, community or industry affairs; and (iv) managing Executive’s passive personal investments so long as such activities, individually or in the aggregate, do not materially interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict of interest.

2. EMPLOYMENT TERM. The Company agrees to employ Executive under and pursuant to the terms of this Agreement, and Executive agrees to be so employed as Senior Vice President and Chief Medical Officer of the Company commencing as of the Effective Date and continuing until Executive’s employment is terminated in accordance with Section 8. Executive’s employment hereunder may be terminated at any time, subject to the terms in Section 9 hereof. The period of time between the Effective Date and the termination of Executive’s employment pursuant to Section 8 or 9 shall be referred to herein as the “Employment Term.” Concurrently with the execution of this Agreement, the Company and the Executive shall enter into that certain CIC Severance Agreement. For the avoidance of doubt, the termination of this Agreement shall not operate to terminate the CIC Severance Agreement.

3. BASE SALARY. The Company agrees to pay Executive a base salary at an annual rate of $550,000, payable in accordance with the regular payroll and withholding practices of the Company, but not less frequently than monthly. Executive’s Base Salary shall be subject to annual review as part of the Annual Compensation

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Review process which typically takes place in the first quarter of the calendar year.  Executive’s base salary may be increased, but not decreased below its then current level unless the salaries of other senior level executives are reduced in which event the Executive’s salary may be decreased in the same percentage as other senior level executives except that the amount of any such reduction shall not exceed more than ten percent (10%) of the Base Salary in effect immediately prior to any such reduction. The base salary as determined in accordance with this Section 3 from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. SIGN-ON BONUS.  Subject to Executive’s execution of this Agreement, Executive will be entitled to receive a cash sign-on bonus of $379,000, less any required withholdings (the “Sign-On Bonus”). The Company will pay the Sign-On Bonus to Executive on the first payroll period following the earliest of (i) May 23, 2019; (ii) the date that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, each as defined herein below, or (iii) the date on which a Change of Control occurs (as defined in the CIC Severance Agreement.

5.  ANNUAL BONUS. During the Employment Term, Executive shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of 50% of Executive’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals .  The pre-established performance goals shall be set by the Company following a good faith consultation with Executive.  For calendar year 2018, Executive’s Target Bonus will be not less than 50% of Executive’s salary paid in calendar year 2018.  To the extent determined by the Compensation Committee, all or any portion of Executive’s Annual Bonus may be paid in cash or in the form of equity compensation awards under the Company’s Amended and Restated 2011 Equity Incentive Plan, as amended and/or restated from time to time, or any successor shareholder-approved Company equity compensation plan. Except as provided in Section 9 below, any portion of the Annual Bonus payable in cash shall be deemed “earned” if the Executive is employed on the last day of the applicable year, and the Annual Bonus, whether paid in cash or equity, shall be paid or delivered no later than March 15th of the calendar year immediately following the applicable year to which the Annual Bonus relates.

6. EQUITY AWARDS.

(a)  RESTRICTED STOCK UNITS. On the Effective Date, as an inducement material to the Executive entering into this Agreement and thereby becoming an employee of the Company, Executive shall receive an inducement award in the form of 12,000 restricted stock units (the “Restricted Stock Units”). Each Restricted Stock Unit shall represent a contingent right to receive one share of the Company’s common stock. The Restricted Stock Units shall be granted pursuant to the 2014 Employment Commencement Incentive Plan, as amended (the “2014 Incentive Plan”). One hundred percent of the Restricted Stock Units shall vest on May 23, 2019. The Restricted Stock Units shall be subject to the terms and conditions contained in the 2014 Incentive Plan and the Company’s form of restricted stock agreement under the 2014 Incentive Plan.

(b)  STOCK OPTION.  On the Effective Date, as an inducement material to Executive entering into this Agreement and thereby becoming an employee of the Company, Executive shall be awarded an option to purchase 100,000 incentive shares of the Company’s Common Stock (the “Option”).  The exercise price of the Option will equal the closing sales price of the Company’s Common Stock as reported by The NASDAQ Global Market on the grant date.  Twenty-five percent of the shares underlying the Option will vest and become exercisable on the first anniversary of the Effective Date, and thereafter 1/36th of the remaining 75,000 shares underlying the Option will vest and become exercisable on each monthly anniversary of the Effective Date, such that the shares underlying the Option will be fully vested and exercisable on the four-year anniversary of the Effective Date.

(c) ANNUAL EQUITY AWARDS.  Executive shall be eligible to participate in the Company’s annual equity grant program based on Executive’s performance, in such amount and form, and subject to such terms and conditions, as established by the Board or the Committee for any such program.

(d) ACCELERATION. Notwithstanding the foregoing, any remaining unvested equity awards as of the termination date shall be immediately forfeited and of no further force or effect, except as provided in Section 9(a) or (c)(iv) hereof or in the CIC Severance Agreement.

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7. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to or for the benefit of its executive employees, on the same basis as those benefits are generally made available to other executives of the Company, subject to satisfying the terms and conditions of such plans, including the applicable eligibility requirements.

(b) VACATIONS. Executive shall be entitled to paid vacation in accordance with the Company’s policy on accrual and use applicable to executive employees as in effect from time to time.

(c) BUSINESS AND TRAVEL EXPENSES. Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses incurred in connection with the performance of the Executive’s duties hereunder and the Company’s policies with regard thereto.

8. TERMINATION. The Executive’s employment and the Employment Term hereunder shall terminate on the first of the following to occur:

(a) DISABILITY. Upon thirty (30) days’ prior written notice by the Company to Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of Executive to perform Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period. Notwithstanding the foregoing, in the event that as a result of earlier absence because of mental or physical incapacity, Executive incurs a “separation from service” within the meaning of such term under Code Section 409A (as defined in Section 25(a) hereof), Executive shall on such date automatically be terminated from employment as a Disability termination.

(b) DEATH. Automatically on the date of death of the Executive.

(c) CAUSE.  Subject to the notice requirements and cure periods as set forth in this Section 8(c), immediately upon written notice by the Company to Executive of a termination for Cause or upon the expiration of any applicable notice period following which the event triggering Cause has not been cured. “Cause” shall mean:

(i) Executive’s substantial and repeated failure to perform in good faith Executive’s duties hereunder or to follow the reasonable and legal written direction of the CEO or the Board after the Executive has received a written demand of the same from the Company which specifically sets forth the factual basis for the Company’s belief that the Executive has not substantially performed and the Executive has failed to provide a sufficient explanation for, or cure such non-performance, if curable, within ten (10) business days after receiving such notice;

(ii) Executive’s willful material misconduct with respect to any material aspect of the business of the Company;

(iii) Executive’s conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iv) Executive’s performance of any material act of theft or fraud in connection with the performance of the Executive’s duties to the Company;

(v) A material breach of this Agreement, or the Confidential Proprietary Rights and Non-Disclosure Agreement, or CIC Severance Agreement or any other restrictive covenant agreement signed by the parties or a material violation of the Company’s code of conduct or other written, material, published Company policy after Executive has received written notice specifying such breach or violation, and Executive has failed provide a sufficient explanation for his conduct or to cure such breach or violation, if curable, within ten (10) business days after receiving such notice.

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to Executive of an involuntary termination without Cause (other than for death or Disability).

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(e) GOOD REASON. Upon thirty (30) days’ prior written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events:

(i) Material diminution in Executive’s Base Salary or Target Bonus except as provided in Section 3 of this Agreement;

(ii) Material diminution in Executive’s title, authority, duties or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law);

(iii) Executive no longer reports to the Chief Executive Officer of the Company;

(iii) Relocation of Executive’s primary work location by more than 30 miles from its then current location; or

(iv) A material breach by the Company of this Agreement, any equity award agreement, the CIC Severance Agreement or the Confidential Proprietary Rights and Non-Disclosure Agreement.

Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and the Company shall have thirty (30) days following receipt of such notice to cure such circumstances in all material respects, provided, that, no termination for Good Reason shall occur after the 180th day following the first occurrence of a Good Reason event.

(f) WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date, except that Executive shall be treated as an active employee through the last day of the 30 day notice period).

9. CONSEQUENCES OF TERMINATION.

(a) DEATH OR DISABILITY. In the event that Executive’s employment is terminated due to  Executive’s death or Disability, Executive or Executive’s legal representative or estate, as the case may be, shall be entitled to (1) the “Accrued Benefits,” which shall mean: (i) any earned but unpaid Base Salary through the date of termination, payable in accordance with the regular payroll practices of the Company, but no later than thirty (30) days following the date of termination; (ii) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, payable at the time such bonuses would have been paid if Executive was still employed with the Company; (iii) reimbursement for any unreimbursed business expenses incurred through the date of termination within thirty (30) days following the date of termination; (iv) any accrued but unused vacation time in accordance with Company policy; (v) any unpaid portion of the Sign-On Bonus; and (vi) all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement; and (2) the Restricted Stock Units and Option Award, which shall become fully vested as of the date of such termination.

(b) TERMINATION FOR CAUSE. If Executive’s employment is terminated by the Company for Cause, the Company shall pay to Executive each of the Accrued Benefits.

(c) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OUTSIDE OF CHANGE IN CONTROL PERIOD. If during the Employment Term and outside of a Change in Control Period (as defined in the CIC Severance Agreement), Executive’s employment by the Company is terminated (x) by the Company without Cause, or (y) by the Executive for Good Reason, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 26 hereof:

(i) The Accrued Benefits;

(ii) An aggregate amount equal to the sum of (1) 12 months of Executive’s then current Base Salary; and (2) Executive’s Target Bonus, calculated as if 100% of performance targets were met and payable in substantially equal installments in accordance with the regular payroll policies of the Company, over a period of 12 months following the date of termination of employment, except that the first installment shall be paid on the sixtieth (60th) day following the date of termination and shall include any prior installment that would have been payable if the Release requirement set forth in Section 9 hereof were satisfied on the date of termination;

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(iii) A monthly amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time less the amount of the Executive’s portion of the premium as if the Executive was an active employee for a period of 12 months, except that (1) the first installment shall be paid on the sixtieth (60th) day following the date of termination and shall include any prior installment that would have been payable if the Release requirement set forth in Section 9 hereof were satisfied on the date of termination and (2) such monthly amounts shall cease on the date the Executive becomes eligible for group health coverage through a new employer;

(iv) The Restricted Stock Units granted in Section 6(a) of this Agreement shall become vested as of the date termination.

(v) Outplacement services at a level commensurate with Executive’s position in accordance with the Company’s practices as in effect from time to time provided that the cost of such outplacement shall not exceed $20,000; and provided, further, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the date of termination.

(d) OTHER OBLIGATIONS. Upon any termination of Executive’s employment with the Company, Executive shall promptly resign from any position as an officer, director or fiduciary of the Company or any Company-related entity.

(e) EXERCISE PERIOD. In the event of a termination for death, disability, without Cause by the Company or termination for Good Reason by Executive, Executive shall have no less than 12 months from the date of termination (but in no event beyond the remaining term of such equity awards) to exercise any equity awards (i) already vested as of the date of termination; or (ii) vested in accordance with 9(c)(iv) hereof. In the event of termination for any reason other than without Cause, Good Reason or the non-renewal of the Employment Term, the time period to exercise any equity awards already vested as of the date of termination shall be as set forth in the applicable award agreements.

(f) TERMINATION DURING A CHANGE IN CONTROL PERIOD. In the event the Executive experiences a “Covered Termination” during the “Change in Control Period” (each term as defined in the CIC Severance Agreement) that is coincident with the Employment Term, Executive shall be entitled severance payments and benefits under the CIC Severance Agreement in accordance with its terms and conditions, without duplication of the severance payments and benefits provided under this Agreement, and Executive shall no longer be entitled to further severance payments or benefits under this Agreement. Instead, Executive shall be paid under the CIC Severance Agreement in accordance with its terms and conditions and any severance payments and benefits payable or provided under the CIC Severance Agreement shall be reduced by any severance payments and benefits previously paid or provided to Executive under this Agreement, notwithstanding anything else to the contrary in this Agreement or the CIC Severance Agreement.

10. RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to Section 9(c) hereof, in each case, beyond the Accrued Benefits, shall be payable only if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in the form as attached hereto as Exhibit A (the “Release”). Such Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of termination; provided that the Company delivers to Executive such Release within seven (7) days after the date of termination. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer, except as provided in Section 9(c)(iv) hereof.

11. RESTRICTIVE COVENANTS.

(a) CONFIDENTIAL PROPRIETARY RIGHTS AND NON-DISCLOSURE AGREEMENT. Executive agrees that Executive shall be bound by the terms and conditions of the Confidential Proprietary Rights and Non-Disclosure Agreement dated as of May 23, 2018.

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(b)  Non-disparagement. Executive agrees that he will not, whether directly or indirectly, by name or innuendo, disparage or encourage or induce others to disparage the Company, the members of its Board, its officers, or any other member of the Company’s senior management team (collectively, the “Company Representatives”).  The Company, by and through each of its Company Representatives, shall not disparage or encourage or induce others, including the Company, to disparage Executive to third parties. For the purposes of this Agreement, the term “disparage” includes the making of false, defamatory or derogatory comments that could reasonably be expected to damage the reputation of Executive, the Company or any of the Company Representatives; provided, however, that nothing in this Agreement shall restrict communications protected as privileged under federal or state law, or any testimony or communications ordered and required by any administrative agency or court of competent jurisdiction.

(c) Non-Interference. During Executive’s employment with the Company and for a period of one (1) year thereafter (such one (1) year period, the “Restriction Period”), Executive agrees that he/she shall not, except in the furtherance of his/her duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity.

(d) Non-Solicitation.  During Executive’s employment with the Company and for the Restriction Period, Executive agrees that he/she shall not, except in the furtherance of his/her duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (ii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers, or licensors.  An employee, representative or agent shall be deemed covered by (i) above while so employed or retained and for a period of six (6) months thereafter; provided however, the provisions of (i) above shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities, (B) Executive serving as a reference, upon request, for any employee of the Company or any of its subsidiaries or affiliates, or (C) actions taken by any person or entity with which Executive is associated if Executive is not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting or hiring.

(e) Non-Competition Covenant.  Executive acknowledges that he/she perform services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services for a competing business will result in irreparable harm to the Company.  Accordingly, during Executive’s employment hereunder and for the Restriction Period, Executive agrees that he/she will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the research, development or sale of Duchenne Muscular Dystrophy treatments (“DMD”), oligonucleotide based therapies with respect to DMD, or chemistry platforms with respect to DMD that compete with Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business.  Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as Executive has no active participation in the business of such corporation.  In addition, the provisions of this Sub-Section (e) shall not be violated by Executive commencing employment with a subsidiary, division, or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as Executive and such subsidiary, division or unit do not engage in a business in competition with the Company or any of its subsidiaries or affiliates.

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(f) RETURN OF COMPANY PROPERTY. On the date of Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). Executive may retain Executive’s rolodex and similar address books or a copy of his Outlook Contacts provided that such items only include contact information. To the extent that Executive is provided with a cell phone number by the Company during employment, the Company shall cooperate with Executive in transferring such cell phone number to Executive’s individual name following the date of termination.

(g) SURVIVAL OF PROVISIONS. The obligations contained in Sections 9, 11, 12, 15, 19, 20, 21 and 22 hereof as well as those set forth in the Confidential Proprietary Rights and Non-Disclosure Agreement attached as Exhibit B (the “Confidentiality Agreement”) shall survive the termination or expiration of the Employment Term and any termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.

(h) Tolling. In the event Executive violates any of the provisions of Sub-Sections (c)-(e) above, Executive acknowledges and agrees that the post-termination restrictions contained in Sub-Sections (c)-(e) shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i) Court’s Authority to Revise. If any provision in this Section is found by a court of competent jurisdiction to be unenforceable or unreasonable as written, Executive and the Company hereby specifically and irrevocably authorize and request said court to revise the unenforceable or unreasonable provisions in a manner that shall result in the provision being enforceable while remaining as similar as legally possible to the purpose and intent of the original.

12. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company (and at such times that are reasonably convenient for Executive after termination of Executive’s employment with the Company), Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will assist while employed (and will provide reasonable assistance after termination of Executive’s employment with the Company) to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist while employed (and will provide reasonable assistance after termination of Executive’s employment with the Company) to the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company. Executive agrees that while employed by the Company, Executive will promptly inform the Company if Executive becomes aware of any lawsuit or government investigation involving any claim that may be filed or threatened against the Company or its affiliates, and that after termination of Executive’s employment with the Company, Executive will promptly inform the Company if Executive (i) is served with a complaint, summons, subpoena, pleading, order or other similar document relating to the Company or its affiliates, or (ii) otherwise receives written notice of any lawsuit, government investigation or regulatory body action involving any claim that may be filed or threatened against the Company or its affiliates. Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 12, including reasonable attorneys’ fees, and, in the event Executive is no longer receiving any compensation or benefits under this Agreement or as a Company employee, shall pay Executive a reasonable hourly rate for any work performed at Company’s request.  Notwithstanding anything in this Section 12 to the contrary, Executive shall not be required to comply with the provisions of this Section 12 to the extent Executive is required by a court order, judicial process or directive of a governmental agency not to comply with all or any portion of any provision in this Section 12.

13. EQUITABLE RELIEF AND OTHER REMEDIES. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach,

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in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event that a court of competent jurisdiction or an arbitrator has finally determined that Executive has violated Section 11 hereof, any payments made to Executive under Section 9, except for the Accrued Benefits shall immediately cease, and any payments made under Section 9 other than the Accrued Benefits to the Executive shall be immediately repaid by Executive to the Company.

14. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 14 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. Subject to the terms of the CIC Severance Agreement, the Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree in writing to perform this Agreement in accordance with its terms and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees in writing to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

15. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown

on the records of the Company

With a copy to counsel:

Hollis Gonerka Bart LLP

3 Columbus Circle, 15th Floor

New York, NY 10019

If to the Company:

Sarepta Therapeutics, Inc.

215 First St.

Cambridge, MA 02142

Attention: Ty Howton, General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement or the CIC Severance Agreement, as applicable, and any form, award, plan or policy of the Company, the terms of this Agreement or the CIC Severance Agreement, as applicable, shall govern and control.

17. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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19. ARBITRATION.  Any dispute or controversy arising under or in connection with this Agreement or Executive’s employment with the Company, other than injunctive relief under Section 13 hereof, shall be resolved as follows:

a) First, parties will attempt to resolve the dispute or controversy by negotiations between the parties. Either party may declare the negotiations at an impasse.

b) Second, if the negotiations do not succeed in resolving the dispute or controversy, the dispute or controversy shall be submitted to non-binding mediation before a mutually agreeable private mediator. Either party may declare the mediation at an impasse; and

c) Finally, if the dispute or controversy is not resolved through mediation, the dispute or controversy shall be resolved exclusively by arbitration, conducted before a single arbitrator in Boston, Massachusetts (applying Massachusetts law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company.

20. INDEMNIFICATION.  The Company hereby agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company and the Company’s affiliates.  These obligations shall survive the expiration of the Employment Term and the termination of Executive’s employment with the Company.

21. LIABILITY INSURANCE. The Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors. These obligations shall survive the expiration of the Employment Term and the termination of Executive’s employment with the Company.

22. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director of the Company as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, together with all exhibits hereto, the CIC Severance Agreement, the equity and incentive award agreements, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to the choice of law principles thereof.

23. REPRESENTATIONS. Executive represents and warrants to the Company that (a) Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms, and (b) Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of Executive’s duties and obligations hereunder. In addition, the Executive acknowledges that the Executive is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Executive in compliance with any policy Company may adopt in connection therewith.

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24. LEGAL FEES. Within thirty (30) days upon presentation of appropriate documentation, the Company shall pay all reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement and associated agreements referenced herein, up to a maximum of $20,000.

25. TAX WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

26. CODE SECTION 409A COMPLIANCE.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A (and not otherwise exempt under Code Section 409A) payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 25 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

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(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

27. CLAWBACK.  Notwithstanding anything herein to the contrary, Executive agrees and acknowledges that his cash and non-cash incentive compensation (whether provided under this Agreement or otherwise), excluding the Restricted Stock Units, shall be subject to the terms and conditions of the Company’s Incentive Compensation Recoupment Policy approved by the Company in April 2016, as amended from time to time. Notwithstanding the foregoing, Executive agrees that incentive compensation, as defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time (“Dodd-Frank”), payable to the Executive under the Company’s bonus plans, this Agreement or any other plan, arrangement or program established or maintained by the Company shall be subject to any clawback policy adopted or implemented by the Company in compliance with Dodd-Frank, or in respect of any other applicable law or regulation. Further, any shares acquired pursuant to the vesting of any equity award other than the Restricted Stock Units or pursuant to the exercise of the Performance Option Award (or any other option) shall be subject to clawback by the Company as a result of any act or omission that involves the Executive’s fraud or any act or omission of the Executive that constitutes Cause, as defined in Section 8(c) hereof.

[signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SAREPTA THERAPEUTICS, INC.		EXECUTIVE

By:	/s/ Douglas S. Ingram	By:	/s/ Dr. Gilmore N. O’Neill
	Douglas S. Ingram		Dr. Gilmore N. O’Neill

Its: Chief Executive Officer

	Date: May 23, 2018		Date: May 23, 2018

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EXHIBIT A

GENERAL RELEASE

GENERAL RELEASE (the “Release”), by Dr. Gilmore O’Neill (the “Executive”) in favor of Sarepta Therapeutics, Inc. (the “Company”) and the Company Releasees (as hereinafter defined), dated as of May 23, 2018.

Capitalized terms used herein but not specifically defined shall have the meanings set forth in the Employment Agreement between Executive and the Company, dated as of May 23, 2018 (the “Employment Agreement”).

WHEREAS, in connection with the termination of Executive’s employment, the Company has agreed to provide Executive with the payments and benefits set forth in the Employment Agreement, subject to the terms and conditions set forth therein.1

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1. General Release. Executive, for Executive and for Executive’s heirs, executors, administrators, successors and assigns (referred to collectively as “Releasors”) hereby irrevocably and unconditionally, and knowingly and voluntarily, waives, terminates, cancels, releases and discharges forever the Company, and its subsidiaries, affiliates and related entities, and any and all of their respective predecessors, successors, assigns and employee benefit plans, together with each of their respective owners, assigns, agents, directors, general and limited partners, shareholders, directors, officers, employees, attorneys, advisors, trustees, fiduciaries, administrators, agents or representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Company Releasees”) from any and all charges, allegations, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, including those arising from or related to the Executive’s Change in Control and Severance Agreement, dated May 23, 2018, known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or the Releasors ever had, now have, may have, or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company or any of the other Company Releasees: (a) from the beginning of time to the date upon which Executive signs this Agreement, (b) arising out of, or relating to, Executive’s employment with the Company and/or the termination of Executive’s employment; or (c) arising out of or related to any agreement or arrangement between Executive and/or any Company Releasees. This Release includes, without limitation, all claims for attorneys’ fees and punitive or consequential damages and all claims arising under any federal, state and/or local labor, employment, whistleblower and/or anti-discrimination laws and/or regulations, including, without limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Worker Adjustment Retraining and Notification Act and the Family Medical Leave Act, the Massachusetts Fair Employment Practices Statute (M.G.L. c. 151B § 1, et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93, §102), the Massachusetts Civil Rights Act (M.G.L. c. 12, §§ 11H & 11I), the Massachusetts Privacy Statute (M.G.L. c. 214, § 1B), the Massachusetts Sexual Harassment Statute (M.G.L. c. 214, § 1C), the Massachusetts Wage Act (M.G.L. c. 149 § 148, et seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1, et seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149, § 105A), and any similar Massachusetts or other state or federal statute, including all amendments to any of the aforementioned acts or under any common law or equitable theory including, but not limited to, tort, breach of contract, fraud, fraudulent

[1]	The specifics of the actual payments will be added consistent with the Employment Agreement.

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inducement, promissory estoppel or defamation, and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to the foregoing; provided, however, that nothing in this Release shall release or impair any rights that cannot be waived under applicable law.

2. Surviving Claims. Notwithstanding anything herein to the contrary, this Release shall not:

a. limit or prohibit in any way Executive’s (or Executive’s beneficiaries’ or legal representatives’) rights to bring an action to enforce the terms of the Employment Agreement or this Release, or for the Company’s reimbursement of business expenses incurred by Executive but unpaid in accordance with the Company’s expenses reimbursement policies;

b. release any claim for employee benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, to the extent that such claims may not lawfully be waived, or for any payments or benefits under any benefit plans of the Company and its affiliates in which Executive was a participant as of the date of termination of Executive’s employment that have accrued or vested in accordance with and pursuant to the terms of those plans;

c. release any claims for indemnification (i) in accordance with applicable laws or the corporate governance documents of the Company or its affiliates in accordance with their terms as in effect from time to time, (ii) pursuant to any applicable directors and officers insurance policy with respect to any liability incurred by Executive as an officer or director of the Company or its affiliates in accordance with the terms thereof or (iii) pursuant to the terms of Sections 19 and 20 of the Employment Agreement.

3. Executive Representations. Executive represents and warrants that the Releasors have not filed any civil action, suit, arbitration, administrative charge, complaint, lawsuit or legal proceeding against any Company Releasee nor has any Releasor assigned, pledged, or hypothecated, as of the Effective Date, Executive’s claim to any person and no other person has an interest in the Claims that Executive is releasing.

4. Acknowledgements by Executive. Executive acknowledges and agrees that Executive has read this Release in its entirety and that this Release is a general release of all known and unknown rights and Claims, including, without limitation, of rights and Claims arising under ADEA. This Release specifically includes a waiver and release of Claims that Executive has or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act. Executive further acknowledges and agrees that:

a. this Release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Release;

b. Executive is entering into this Release and releasing, waiving and discharging rights or claims only in exchange for consideration which Executive is not already entitled to receive;

c. Executive has been advised, and is being advised by this Release, to consult with an attorney before executing this Release, and Executive has consulted with counsel of Executive’s choice concerning the terms and conditions of this Release;

d. Executive has been advised, and is being advised by this Release, that Executive has forty-five (45) days within which to consider this Release, and Executive hereby acknowledges that in the event that Executive executes this Release prior to the expiration of the 45-day period, Executive waives the balance of said period and acknowledges that Executive’s waiver of such period is knowing, voluntary and has not been induced by the Company or any Company Releasee through fraud, misrepresentation, or threat; and

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e. Executive is aware that this Release shall become null and void if Executive revokes Executive’s agreement to this Release within seven (7) days following the date of execution of this Release. Executive may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the General Counsel of the Company at 215 First Street, Cambridge, MA 02142, written notice of Executive’s revocation of this Release no later than 5:00 p.m. Eastern Time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”).

5. Additional Agreements. Nothing in this Agreement shall prohibit Executive from filing a charge with, providing information to or cooperating with any governmental agency and in connection therewith obtaining a reward or bounty, but Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, or other legal proceeding seeking equitable or monetary relief concerning any claim released by Executive herein, neither the Executive nor any Releasor shall seek or accept any such damages or relief from or as the result of such civil action, suit, arbitration, or other legal proceeding filed by Executive or any action or proceeding brought by another person, entity or governmental agency. In addition, nothing in this Release shall be construed to prohibit Executive from (a) reporting or disclosing information under the terms of the Company’s Reporting Suspected Violations of Law Policy or (b) reporting possible violations of federal and/or state law or regulations, including any possible securities laws violations, to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; making any other disclosures that are protected under the whistleblower provisions of federal and/or state law or regulations; otherwise fully participating in any federal and/or state whistleblower programs, including any such programs managed by the U.S. Securities and Exchange Commission or the Occupational Safety and Health Administration; or receiving individual monetary awards or other individual relief by virtue of participating in any such federal and/or state whistleblower programs (it being understood that prior authorization of the Company is not required to make any such reports or disclosures, and the Executive is not required to notify the Company that he or she has made such reports or disclosures). Additionally, the Executive acknowledges and understands that under the Federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) to the Executive’s attorney in relation to a lawsuit for retaliation against the Executive for reporting a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal

6. Amendment. No provision of this Release may be modified, changed, waived or discharged unless such waiver, modification, change or discharge is agreed to in writing and signed by the Company and Executive.

IN WITNESS WHEREOF, Executive has signed this Release on the date set forth below.

EXECUTIVE

By:

Dr. Gilmore N. O’Neill

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EXHIBIT B

CONFIDENTIAL PROPRIETARY RIGHTS AND NON-DISCLOSURE AGREEMENT

This Confidential Proprietary Rights and Non-Disclosure Agreement (this “Agreement”) by and between Sarepta Therapeutics, Inc., a Delaware corporation, on behalf of itself, its subsidiaries and other corporate affiliates (“Sarepta”) and Dr. Gilmore N. O’Neill (“Employee”) (each, a “Party” and, collectively, the “Parties”) is effective as of June 7, 2018 (the “Effective Date”), subject to and conditioned upon the Employee’s commencement of employment with the Company on such date.

RECITALS

A.Employee will be engaged as an employee to provide services to Sarepta (the “Services”) as an at-will employee.

B.Employee will have access to certain material, non-public information about Sarepta.

C.As a condition precedent to providing such information to the Employee in connection with the Services and Employee’s employment, the Parties have agreed to enter into this Agreement.

NOW, THEREFORE, as a condition of employment and continued employment with Sarepta, and in consideration of the mutual covenants expressed herein, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows.

AGREEMENT

1.Definitions.  For the purposes of this Agreement:

1.1	“Affiliate” of a Party means any entity that a Party directly or indirectly controls, or is controlled by, including but not limited to employees, agents, and entities.
1.2

“Representative” means, with respect to either Party, such Party’s members, managers, partners, Affiliates, attorneys, advisors, potential lenders, potential co-investors, directors, officers, employees, agents, representatives, or family members.

1.3

“Confidential Information” means any business, marketing, technical, or other information in tangible or intangible form disclosed by Sarepta to Employee that, at the time of disclosure, is designated as confidential (or like designation), is disclosed in circumstances of confidence, or would be understood by the Parties (or their Affiliates and Representatives), exercising reasonable business judgment, to be confidential.  This includes information that is conceived, compiled, developed, discovered or received by, or made available to Employee during his/her Employment, and whether or not while engaged in performing work for Sarepta.  Confidential Information includes information, both written and oral, relating to Inventions, trade secrets and other proprietary information, technical data, products, services, unpublished financial information or projections, business, marketing and strategic plans, future service and product development plans, legal affairs, suppliers, customers, prospects, opportunities, contracts or assets of Sarepta.  It specifically includes but is not limited to Sarepta business plans, product concepts, technical know-how, methods of and other information relating to operations, development strategies, distribution arrangements, financial data, marketing plans, and business practices, policies, or objectives.  Confidential Information also includes any information which has been made available to Sarepta by or with respect to third parties and which Sarepta is obligated to keep confidential.

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1.4

“Invention” means any product, device, technique, know-how, computer program, algorithm, method, process, procedure, improvement, discovery or invention, whether or not patentable or copyrightable and whether or not reduced to practice, that (a) is within the scope of Sarepta’s business, research or investigations or results from or is suggested by any work performed by Employee for Sarepta and (b) is created, conceived, reduced to practice, developed, discovered, invented or made by Employee during the Term, whether solely or jointly with others, and whether or not while engaged in performing work for Sarepta.

1.5

“Material” means any product, prototype, model, document, diskette, tape, picture, design, recording, writing or other tangible item which contains or manifests, whether in printed, handwritten, coded, magnetic or other form, any Confidential Information, Invention or Proprietary Right.

1.6

“Proprietary Right” means any patent, copyright, trade secret, trademark, trade name, service mark, maskwork or other protected intellectual property right in any Confidential Information, Invention or Material.

1.7

“Work Product” means any information, created by Employee, Sarepta, and/or jointly by Employee and Sarepta during Employee’s employment with Sarepta in connection with Sarepta’s research, development and commercialization of drugs and related products, including but not limited to, data, reports, analysis, summaries, formulae, ideas, research, developments, inventions (patentable or not), processes, designs, drawings, works, clinical data and analysis, biological materials, chemical formulas, trade secrets, concepts, know-how, improvements, techniques, products, and any and all results of the research and development process.

1.8

“Term” means the term of Employee’s employment or independent contracting relationship with Sarepta, whether on a full-time or part-time basis, as well as the period preceding execution of this Agreement, retroactive to the first date of Employee’s employment, subject to section 7.1 below.

2.Disclosure, Use Restrictions and Proprietary Rights.

2.1	Disclosure and Use.

Except as expressly provided in this Agreement, during the Term and thereafter, Employee shall retain all Confidential Information in confidence and shall not, unless Employee obtains Sarepta’s prior written consent (which may be withheld at Sarepta’s sole discretion), directly or indirectly, disclose, reveal, divulge, publish or otherwise make known any of the Confidential Information for any reason or purpose whatsoever, except as required for performance of Employee’s work for Sarepta and then only on a need to know basis used only in accordance with this Agreement.  Employee shall take all steps necessary to safeguard and protect the Confidential Information from unauthorized access, use or disclosure by or to others, including but not limited to, maintaining appropriate security measures.  The obligations of confidence set forth in this Agreement shall extend to any of Employee’s Representatives that may receive Confidential Information and Employee shall be responsible for any breach of this Agreement by his or her Representatives.

In accordance with Section 2.3 below, Employee shall notify Sarepta immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by Employee or his or her Representatives, and will cooperate with Sarepta to assist Sarepta to regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.

Exemptions.  Employee shall not be bound by the obligations restricting disclosure and use set forth in this Agreement with respect to Confidential Information, or any part thereof, which:  (i) was known by Employee prior to his/her employment with Sarepta; (ii) prior to its disclosure or use by Employee, was already lawfully in the public domain or publicly available other than through a breach of this Agreement; (iii) was disclosed to Employee by a third party, provided

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such third party is not in breach of any confidentiality obligation in respect of such information; (iv) is independently developed by Employee, where the burden is on Employee to prove independent development; or (v) is disclosed when such disclosure is compelled pursuant to legal, judicial or administrative proceedings, or otherwise required by law, subject to Employee giving reasonable prior notice to Sarepta to allow Sarepta to seek protective court orders. The foregoing exemptions shall extend to any Representatives that receive or have received Confidential Information.

For the avoidance of doubt, this Agreement does not prohibit or restrict Employee from lawfully (A) communicating or cooperating with, providing relevant information to, or otherwise assisting in an investigation by any governmental or regulatory body or official(s) or self-regulatory organization regarding a possible violation of any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission; (B) filing an administrative complaint with the Equal Employment Opportunity Commission, U.S. Department of Labor, National Labor Relations Board, or other federal, state or local agency responsible for administering fair employment, wage-hour, labor and other employment laws and regulations; (C) cooperating in an investigation, or responding to an inquiry from any such agency; or (D) testifying, participating in, or otherwise assisting in an action or proceeding relating to a possible violation of any such law, rule or regulation; provided, however, that Employee agrees that, to the maximum extent permitted by law, the Employee waives any claim for individual monetary relief in connection with any such action, investigation or proceeding.

2.2

Proprietary Rights.  During the Term, Employee (including his or her Representatives) shall not acquire any rights, express or implied, in the Confidential Information of Sarepta (including its Affiliates), except for the limited use specified in this Agreement. The Confidential Information, including all right, title and interest therein, remains the sole and exclusive property of Sarepta (and its Affiliates).

2.3

Compulsory Disclosure.  If Employee is legally compelled to disclose any of the Confidential Information, Employee shall promptly provide written notice to Sarepta to enable Sarepta (at its sole cost and expense) to seek a protective order or other appropriate remedy to avoid public or third-party disclosure of its Confidential Information.  If such protective order or other remedy is not obtained, Employee shall furnish only so much of the Confidential Information that it is legally compelled to disclose, and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. Employee shall cooperate with and assist Sarepta, at Sarepta’s expense, in seeking any protective order or other relief requested pursuant to this Section 2.3.

2.4

DTSA Notice.  Nothing in this Agreement is intended to interfere with or discourage Employee from communicating with government agencies about possible violations of law or otherwise providing information to government agencies or participating in government agency investigations or proceedings. Employee is not required to notify Sarepta of any such communications; provided however, that nothing herein authorizes the disclosure of information Employee obtained through a communication that was subject to the attorney-client privilege. Further, Employee is hereby advised that in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Employee is further notified that if Employee files a lawsuit for retaliation by Sarepta for reporting a suspected violation of law, Employee may disclose Sarepta’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding only if Employee: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

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3.Ownership of Confidential Information, Inventions, Materials, Work Product and Proprietary Rights, Non-Solicitation.

3.1

Sarepta will be the exclusive owner of all Confidential Information, Inventions, Materials, Work Product and Proprietary Rights.  To the extent applicable, all Materials will constitute “works for hire” under applicable copyright laws.  Employee will not at any time use Sarepta’s name, trademarks, trade names or other Proprietary Rights in any advertising or publicity without Sarepta’s consent.

3.2

Employee hereby assigns and transfers, and agrees to assign and transfer, to Sarepta all rights and ownership that Employee has or will have in Confidential Information, Inventions, Materials, Work Product and Proprietary Rights, subject to the limitations set forth in Section 3.5 and the Notice in Section 3.6 below.  Further, Employee waives any moral rights that Employee may have in any Confidential Information, Inventions, Materials, Work Product and Proprietary Rights.  Employee will take such action (including signature and assistance in preparation of documents or the giving of testimony) as may be requested by Sarepta to evidence, transfer, vest or confirm Sarepta’s rights and ownership in Confidential Information, Inventions, Materials, Work Product and Proprietary Rights.  Employee agrees to keep and maintain adequate and current written records of all Inventions and Proprietary Rights during the Term.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Sarepta.  The records will be available to and remain the sole property of Sarepta at all times.  Employee will not contest the validity of any Proprietary Right, or aid or encourage any third party to contest the validity of any Proprietary Right of Sarepta.

3.2.1

If Sarepta is unable for any reason to secure Employee’s signature to fulfill the intent of the foregoing paragraph or to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to Sarepta above, then Employee irrevocably appoints Sarepta and its authorized agents as Employee’s agent and attorney in fact, to transfer, vest or confirm Sarepta’s rights and to execute and file any such applications and to do all other lawful acts to further the prosecution and issuance of letters patent or copyright registrations with the same legal force as if done by Employee.

3.3

Except as required for performance of Employee’s work for Sarepta or as authorized in writing by Sarepta, Employee will not (a) use, disclose, sell, publish or distribute any Confidential Information, Inventions, Materials, Work Product or Proprietary Rights or (b) remove any Materials from Sarepta’s premises.  Employee shall maintain at his or her work station and/or any other place under his or her control only such Confidential Information, Inventions, Materials, Work Product and Proprietary Rights as Employee has a current “need to know,” and will return it when that need no longer exists.  Employee shall not make copies of or otherwise reproduce Sarepta’s Confidential Information, Inventions, Materials or Proprietary Rights, unless there is a legitimate business need of Sarepta for reproduction.

3.4

Employee will promptly disclose to Sarepta all Confidential Information, Inventions, Materials or Proprietary Rights, as well as any business opportunity which comes to Employee’s attention during the Term and which relates to Sarepta’s business or which arises as a result of Employee’s employment with Sarepta.  Employee will not take advantage of or divert any such opportunity for the benefit of Employee or any other person either during or after the Term without the prior written consent of Sarepta.

3.5

Exhibit A is a list describing inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to the Term (collectively referred to as “Prior Inventions”), which belong to Employee, which relate to Sarepta’s current or proposed business, products or research and development, and which are not assigned to Sarepta; or, if no such list is attached, Employee represents that there are no such Prior Inventions.  If,

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during the Term, Employee incorporates or allows Sarepta to incorporate into a Sarepta product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, Sarepta is granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, offer to sell, and sell such Prior Invention as part of or in connection with such product, process or machine.  If, during the Term, Employee incorporates or allows Sarepta to incorporate into a Sarepta product, process or machine a Prior Invention not listed in Exhibit A (Non-Listed Prior Invention), Employee shall provide to Sarepta within thirty (30) days written notice of such Non-Listed Prior Invention and written documentation proving Employee’s rights to or ownership interest in that Non-Listed Prior Invention.  Employee agrees that failure to timely provide such written notice and documentation bars Employee from asserting against Sarepta any rights to or ownership interest in the Non-Listed Prior Invention.

3.6

NOTICE:  Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate Employee to assign or offer to assign to Sarepta any of Employee’s rights in an invention for which no equipment, supplies, facilities or trade secret information of Sarepta was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the business of Sarepta or (ii) to Sarepta’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for Sarepta.

3.7

Non-Solicitation. Employee acknowledges and agrees that Sarepta has invested substantial time, money and resources in the development of its Confidential Information and the development and retention of its customers, clients, collaborators, and employees.  Employee further acknowledges that during the course of his/her employment, he/she may be introduced to customers, clients, and collaborators of Sarepta, and agrees that any “goodwill” associated with any customer, client, or collaborator belongs exclusively to Sarepta.  In recognition of the foregoing, Employee specifically acknowledges and agrees that while he/she is employed by Sarepta and for a period of one (1) year after termination of such employment (for any reason, whether voluntary or involuntary) Employee will not directly or indirectly in any position or capacity engage in the following activities for himself/herself or for any other person, business, corporation, partnership or other entity:

call upon, solicit, divert, or accept, or attempt to solicit or divert any of Sarepta’s business or prospective business from any of Sarepta’s customers, clients, collaborators, or prospective customers, clients or collaborators with whom Employee had contact or whose dealings with Sarepta Employee coordinated or supervised or about whom Employee obtained Confidential Information, at any time during the two (2) year period prior to the termination of Employee’s employment, unless Employee obtains prior written consent of Sarepta;  or request, solicit, induce, hire (or attempt or assist in doing any of these actions) any employee or other person (including consultants) who may have performed work or services for Sarepta within one (1) year prior to the termination of Employee’s employment with Sarepta to perform work or services for any person or entity other than Sarepta.

3.7.1EMPLOYEE ACKNOWLEDGES THAT THESE RESTRICTIONS SHALL APPLY AND BE BINDING REGARDLESS OF CHANGES IN EMPLOYEE’S POSITION, DUTIES, GEOGRAPHIC LOCATION, RESPONSIBILITIES OR COMPENSATION DURING HIS/HER EMPLOYMENT.

3.7.2 If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 3.7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

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4.Remedies.  Employee acknowledges and agrees that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law, and that the breach or threatened breach of this Agreement by the Employee or any of his or her Representatives would cause Sarepta and its Affiliates irreparable harm and that money damages would not be an adequate remedy.  Employee agrees on behalf of him or  herself and his or her Representatives that Sarepta (and its Affiliates) shall be entitled to  equitable relief, including, without limitation, an injunction or injunctions (without the requirement of posting a bond, other security or any similar requirement or proving any actual damages), to prevent breaches or threatened breaches of this Agreement by Employee or any of his or her Representatives and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which Sarepta (or its Affiliates) may be entitled at law or in equity.

5.Indemnification.  Employee shall indemnify and defend Sarepta and its Representatives and each of their respective directors, officers, employees, managers, members, partners, shareholders, agents and affiliates (collectively, the “Indemnified Persons”) against and hold each Indemnified Person harmless from any and all liabilities, obligations, losses, damages, costs, expenses, claims, penalties, lawsuits, proceedings, actions, judgments, disbursements of any kind or nature whatsoever, interest, fines, settlements and reasonable attorneys’ fees and expenses that the Indemnified Persons may incur, suffer, sustain or become subject to arising out of, relating to, or due to the breach of this Agreement by Employee or any of his or her Representatives.  The provisions of this Section 5 shall survive indefinitely any termination of this Agreement, the completion or the termination of Employee’s employment.

6.Securities Laws.  Employee hereby acknowledges that Sarepta is a publicly traded company.  Employee hereby acknowledges that Employee is aware that federal and state securities laws prohibit any person who has received material, non-public information (information about Sarepta or its business that is not generally available to the public) concerning Sarepta, including, without limitation, the matters that are the subject of this Agreement, from purchasing or selling securities of Sarepta while in possession of such non-public information, and from communicating that information to any other person who may purchase or sell securities of Sarepta or otherwise violate such laws.  Employee specifically acknowledges these obligations and agrees to be bound by them, including, without limitation, Sarepta’s insider trading policies in existence as of the Effective Date and as may be adopted or changed in the future.

7.Term of Confidentiality Obligation.

7.1

Term.  The confidentiality obligations set forth in this Agreement shall continue with regard to an item of information as long as that information continues to meet the definition of “Confidential Information” and is not exempt under Section 2.1(c).

7.2

Return of Confidential Information.  At any time upon written request by Sarepta, Employee shall return or destroy all documents or other materials embodying Confidential Information, shall retain no copies thereof, and shall certify in writing that such destruction or return has been accomplished. The confidentiality obligations set forth in this Agreement shall survive any termination of the Agreement.

8.Further Obligations.

8.1

During the Term, Employee will not, directly or indirectly, engage in, be employed by, perform services for or otherwise participate in any competing business or any other activity which conflicts with the commercial interests of Sarepta.

8.2

Employee’s execution, delivery and performance of this Agreement and the performance of Employee’s other obligations and duties to Sarepta will not cause any breach, default or violation of any other employment, nondisclosure, confidentiality, consulting or other agreement to which Employee is a party or by which Employee may be bound.  Attached as Exhibit B is a list of all prior agreements now in effect under which Employee has agreed to keep information confidential or not to compete or solicit employees of any employer or person.

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8.3

Employee agrees he or she will not use in performance of Employee’s work for Sarepta or disclose to Sarepta any trade secret, confidential or proprietary information of any prior employer or other person if and to the extent that such use or disclosure may cause a breach, default or violation of any obligation or duty that Employee owes to such other person (e.g., under any agreement or applicable law).  Employee warrants that Employee’s compliance with this paragraph will not prohibit, restrict or impair the performance of Employee’s work, obligations and duties to Sarepta.

9.Termination of Relationship.

9.1

To the extent permissible under applicable law, Employee hereby authorizes and specifically agrees to allow Sarepta to deduct from his or her wages the value of any Sarepta property (including equipment, goods, or other items provided to Employee by Sarepta during Employee’s employment) which he or she fails to return when requested to do so by Sarepta, provided that such deduction (a) does not exceed the cost of the item, (b) does not reduce Employee’s salary below the statutory minimum applicable to exempt employees, (c) is not made for normal wear and tear on or nonwillful loss or breakage of the provided item(s), and (d) is accompanied with a list of all items for which deductions are being made.  Employee also agrees that if Sarepta loans him or her any money or advances Employee paid leave before it is earned or accrued, that Sarepta can deduct from Employee’s wages the value of the balance of the unpaid loan or unaccrued paid leave.

9.2

Employee agrees that at the end of the Term, Employee will deliver to Sarepta (and will not keep in his or her possession, re-create or deliver to anyone else) any and all Materials and other property belonging to Sarepta, its successors or assigns.

9.3	Employee agrees that after the Term, Sarepta may disclose this Agreement to his or her new employer or another person to notify them of Employee’s rights and obligations under this Agreement.

10.Employment At Will.   Unless stated otherwise in a separately executed Employment Agreement between Employee and Sarepta, Employee agrees that his or her employment is “at will” which means that it can be terminated at any time by Employee or Sarepta, with or without cause and with or without notice.  Employee agrees that any promise or obligation that his or her employment be on any other basis than “at will” is invalid unless in writing signed by the President of Sarepta.

11.General.

11.1	Waiver. The failure of Sarepta to claim a breach of any term of this Agreement shall not constitute a waiver of such breach or the right of Sarepta to enforce any subsequent breach of such term.
11.2	Assignment. This Agreement shall be binding on and inure to the benefit of each Party and their respective successors and assigns.
11.3

Severability.  In the event that any provision of this Agreement is found to be invalid, void or unenforceable, the Parties agree that unless such provision materially affects the intent and purpose of this Agreement, such invalidity, voidability or unenforceability shall not affect the validity of this Agreement nor the remaining provisions herein.

11.4

Governing Law.  Any issue or dispute arising out of or concerning this Agreement shall be covered by the laws of the Commonwealth of Massachusetts without regard to conflict of law principles and without regard to Employee’s relocating to any other state in which Sarepta does business.  The Parties agree that the exclusive jurisdiction for any legal action arising out of or relating to this Agreement shall be in the state or federal courts located in the Commonwealth of Massachusetts.

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11.5

Entire Agreement.  This Agreement, along with any non-conflicting provisions of any Employment Agreement that Employee may have signed, constitutes the entire agreement between the Parties on the subject matter hereof and supersedes all prior agreements, communications and understandings of any nature whatsoever, oral or written.  In the event of any conflict, this Agreement controls.  This Agreement may not be modified or waived orally and may be modified only in a writing signed by a duly authorized representative of both Parties.  Nothing herein shall constitute an offer or guarantee of future employment for Employee by Sarepta.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives and to be effective on the Effective Date.

Sarepta Therapeutics, Inc.		Dr. Gilmore N. O’Neill

By:	/s/ David T. Howton	By:	/s/ Dr. Gilmore N. O’Neill
Name:	David T. Howton
Title:	General Counsel

	Date: May 23, 2018		Date: May 23, 2018

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Exhibit A

Exhibit A is a list describing inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to the Term (collectively referred to as “Prior Inventions”), which belong to Employee, which relate to Sarepta’s current or proposed business, products or research and development, and which are not assigned to Sarepta; or, if no such list is attached, Employee represents that there are no such Prior Inventions.

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Exhibit B

Exhibit B is a list of all prior agreements now in effect under which Employee has agreed to keep information confidential or not to compete or solicit employees of any employer or person; or, if no such list is attached, Employee represents that there are no such prior agreements.

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